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                                                                    Exhibit 99.1

News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                NATIONAL STEEL ANNOUNCES IDLING OF BLAST FURNACE


Mishawaka, IN, October 15, 1998--National Steel Corporation (NYSE:NS) today announced that a blast furnace at its Great Lakes Division would be idled indefinitely beginning next week. This decision was based on an assessment of the current market situation and, in particular, the enormous increase in imports entering the United States in recent months.

Despite strong demand, the surge in low-priced imports has caused dramatic declines in the price of steel products, with the spot price for hot rolled steel down by $50 per ton, or 16 percent, since July. The reduction in prices and orders caused by imports makes it economically infeasible to operate at previous levels of capacity. This situation is likely to continue until the trend in low-priced foreign imports has been reversed and inventories of imported steel have been brought down to more normal levels. The Company will continue to monitor the import situation.

All statements contained in this press release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Annual Report and Form 10-K for the year ended December 31, 1997.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National employs approximately 9,400 people.